Exhibit 10.19

FORM OF COMMERCEHUB, INC.

LEGACY STOCK APPRECIATION RIGHTS PLAN

STOCK OPTION AGREEMENT

[Relating to Conversion of New SARs]

This Stock Option Agreement (the “Option Agreement”), dated as of the     day of 2016 (the “Grant Date”), is between CommerceHub, Inc., a Delaware corporation (the “Company”), and Francis Poore (the “Awardee”).

WHEREAS, the Awardee was a holder of outstanding stock appreciation rights (the “Original SAR”) granted on June 28, 2016 (the “Original Grant Date”) under the Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan (as amended effective as of January 13, 2011, the “Prior Plan”) administered by Commerce Technologies, Inc. (“CTI”).

WHEREAS, in connection with the reorganization of CTI, the merger of CTI with and into a subsidiary of the Company and the anticipated spin-off of the Company from Liberty Interactive Corporation, a Delaware corporation, the Prior Plan was amended and restated into the form of the CommerceHub Inc. Legacy Stock Appreciation Rights Plan (the “Plan”) and the outstanding stock appreciation rights under the Prior Plan were converted into options to purchase Common Shares pursuant to the Plan.

WHEREAS, the Awardee and CTI entered into that certain Employment Agreement dated as of June 28, 2016 (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Grant of Option.

a.              Pursuant to the terms of the Plan, the Committee hereby grants to Awardee, an Option, subject to the terms, definitions and provisions of the Plan adopted by the Company and those of the Employment Agreement as they relate to this award, which are incorporated herein by reference, and pursuant to this Option Agreement. Unless otherwise defined herein or in the Employment Agreement, capitalized terms used in this Option Agreement shall have the meaning ascribed to such terms in the Plan.

b.              The following capitalized terms, when used herein, shall have the meanings set forth in the Employment Agreement:  “Award Conditions,” “Change in Control,” “Close of Business,” “Employment Period,” “Good Reason,” “Post-Employment Period Termination,” “Release,” “Single Trigger Change in Control Transaction,” and “Spin-Off”. In addition, the term “Unvested Options” as used in this Option Agreement means that portion of the Option, if any, that is issued and outstanding but unvested as of the applicable date of determination, measured in terms of the number of Common Shares covered by such unvested portion of the Option.

2.    Value of the Option. The Option shall entitle the Awardee, after the Option has vested, to purchase Common Shares at the exercise price set forth on the attached Notice of Grant (the

“Exercise Price”) upon exercise of the Option pursuant to Section 5. No dividend equivalents are paid with respect to any Option.

3.    Nonassignability of Option. The Option is not assignable or transferable by the Awardee except by will or by the laws of descent and distribution. During the lifetime of the Awardee, only the Awardee or Awardee’s guardian or legal representative shall be entitled to exercise the Option.

4.    Exercise Period. The Option or any portion thereof may be exercised only after the Option or any portion thereof has vested and only within the term set forth in the Notice of Grant contained herein and may be exercised during such term only in accordance with the terms of the Plan and this Option Agreement.  No Options shall be exercisable after the tenth anniversary of the Original Grant Date.

5.     Method of Exercise. Options will be considered exercised (as to the number of Options specified in the notice referred to in clause (i) below) on the latest of (a) the date of exercise designated in the written notice referred to in in clause (i) below, (b) if the date so designated is not a Business Day (as defined below), the first Business Day following such date or (c) the earliest Business Day by which the Company has received all of the following:

(i)          Written notice, in such form as the Committee may require, containing such representations and warranties as the Committee may require and designating, among other things, the date of exercise and the number and of Common Shares to be purchased by exercise of Options (each, an “Option Share”);

(ii)         Payment of the applicable Exercise Price for each Option Share in any (or a combination) of the following forms: (A) cash, (B) check, (C) the delivery, together with a properly executed exercise notice, of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay such Exercise Price (and, if applicable, the Required Withholding Amount as described in Section 6) or (D) the delivery of irrevocable instructions via the Company’s online grant and administration program for the Company to withhold the number of Common Shares (valued at the Fair Market Value of such Common Share on the date of exercise) required to pay such Exercise Price (and, if applicable, the Required Withholding Amount as described in Section 6) that would otherwise be delivered by the Company to the Awardee upon exercise of the Options; and

(iii)        Any other documentation that the Committee may reasonably require.

As used in this Section 5, “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado, are required or authorized to be closed.

6.     Mandatory Withholding for Taxes. The Awardee acknowledges and agrees that the Company will deduct from the Common Shares otherwise payable or deliverable upon exercise of any Options that number of Common Shares (valued at the Fair Market Value of such Common Shares on the date of exercise) that is equal to the amount of all federal, state and other governmental taxes required to be withheld by the Company or any subsidiary of the Company upon such exercise, as determined by the Company (the “Required Withholding Amount”), unless provisions to pay such Required Withholding Amount have been made to the satisfaction of the Company. If the Awardee elects to make payment of the applicable Exercise Price by delivery of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay such Exercise Price, such instructions may also include instructions to deliver the Required Withholding Amount to the Company. In such case, the Company will notify the broker promptly of its determination of the Required Withholding Amount.

7.    Certain Plan Provisions.

a.              In no event shall any adjustments or amendments made to the Plan materially adversely effect the Awardee’s outstanding Option, whether or not vested, unless such adjustment or amendment is either required by law or to prevent any material adverse tax consequences; provided that if such adjustment or amendment is made to prevent any material adverse tax consequences and as a result the Awardee is materially adversely effected, the Company agrees that it will use its best efforts to ensure that the Awardee is made whole and, to the extent possible, receives the full benefit (economic and otherwise) of his Option as if no such adjustment or amendment had been made.

b.              In the event of a conflict between the terms of the Plan and this Option Agreement, this Option Agreement shall prevail, and in the event of a conflict between this Option Agreement and the terms of the Employment Agreement, the terms of the Employment Agreement shall prevail. In particular, as they relate to Awardee:

•                  The definition of “Cause” in Section 3(d) of the Plan is superseded by the definition of “Cause” contained in the Employment Agreement.

•                  The definition of “Disability” in Section 3(l) of the Plan is superseded by the definition of “Disability” contained in the Employment Agreement.

•                  The definition of “Grounds for Forfeiture” in Section 4(o) of the Plan is superseded and the term “Grounds for Forfeiture” shall mean “Cause” as defined in the Employment Agreement.

8.    Forfeiture. If the Awardee has a Separation from Service with the Company for any reason other than an involuntary Separation from Service without Cause, and other than by reason of Death, Disability, or Retirement, or in the event that the Committee determines, in its sole discretion, that any conduct of the Awardee constitutes Cause, all rights of the Awardee under this Option Agreement and the Plan (including rights with respect to outstanding Options) will terminate, except as specified in Sections 10 and 11 below.

9.    Accelerated Vesting.  As described below, acceleration of vesting of the Option pursuant to this Option Agreement upon a Separation from Service is subject in certain instances to the condition subsequent that the Awardee delivers a Release (as defined in the Employment Agreement) in accordance with the requirements of Section 5.8 of the Employment Agreement, and that any applicable revocation period applicable to such Release expires, both to occur within 55 days following the date of such Separation from Service (including the other conditions set forth in Section 5.8 of the Employment Agreement, the “Vesting Condition”).  The Awardee acknowledges that while the Option or a portion thereof may retroactively vest effective as of the date of the Awardee’s Separation from Service as set forth in this Notice of Grant, the Awardee will nonetheless not be able to exercise any accelerated portion of the Option unless and until the Vesting Condition is timely met.

a.              Death or Disability. In case of the Awardee’s involuntary Separation from Service during the Employment Period by reason of death or as a result of Awardee’s termination by the Company based on the Awardee’s Disability, this Option will immediately vest and become exercisable to the extent not already vested as of the date of such termination of employment. Any Options that are then outstanding and vested will remain exercisable until the earlier of (A) the Close of Business on the second anniversary of the date of such termination of employment or (B) the Expiration Date provided in the Notice of Grant.

b.              Termination by the Company Without Cause or by the Awardee for Good Reason. In case of a Separation from Service during the Employment Period by the Company without Cause (as defined in the Employment Agreement) or by the Awardee for Good Reason (each if occurring during the Employment Period, a “Protected Termination”), a pro rata portion of the Options unvested on the date of such termination will vest as of the date of such termination, such pro rata portion to be equal to a fraction (not greater than one), the numerator of which is the number of days the Awardee was employed by the Company from the Original Grant Date through the date of the Protected Termination plus 548, and the denominator of which is the number of days in the entire vesting period for the Options, in no event to exceed the total number of unvested Options as of the date of a Protected Termination; provided, that if such Protected Termination occurs within 90 days prior to, or eighteen (18) months following, the closing date of a Change in Control, all Options that are unvested on the date of such termination will vest in full as of the date of such termination, provided further, that any acceleration pursuant to this paragraph b. is subject to the condition subsequent that the Vesting Condition is timely met. Any Options that are then outstanding and vested will remain exercisable until the Close of Business on the 90th day following the date of such Protected Termination, or, subject to the condition subsequent that the Vesting Condition is timely met, until the earlier of (A) the Close of Business on the second anniversary of the date of such termination of employment or (B) the Expiration Date provided in the Notice of Grant.

10.  Termination by the Company for Cause or by the Awardee Without Good Reason. In case of a Separation from Service during the Employment Period by the Company with Cause or by the Awardee without Good Reason, the Awardee will automatically forfeit all rights to all unvested Options held by the Awardee as of the date of such termination of the Awardee’s employment. In the event of a Separation from Service during the Employment Period by the Awardee without Good Reason, any Options that are then outstanding and vested will remain exercisable until the earlier of (A) the Close of Business on the 120th day following the date of such termination of employment or (B) the Expiration Date provided in the Notice of Grant. In the event of a Separation from Service during the Employment Period by the Company with Cause, any Options that are then outstanding and vested will remain exercisable until the earlier of (C) the Close of Business on the 90th day following the date of such termination of employment or (D) the Expiration Date provided in the Notice of Grant.

11.  Other Terminations. In the case of a Post-Employment Period Termination, any Options that are then outstanding and vested will remain exercisable until the earlier of (A) the Close of Business on the first anniversary of the date of such termination of employment or, if such Post-Employment Period Termination is for Cause, until the Close of Business on the 90th day following the date of such termination of employment or (B) the Expiration Date provided in the Notice of Grant.

12.  Single Trigger Change in Control.

a.              Upon the consummation of a Single Trigger Change in Control Transaction, if neither of the Award Conditions has been satisfied, the vesting of any Unvested Options will accelerate such that all Unvested Options will be fully vested and exercisable immediately prior to the closing of such Single Trigger Change in Control Transaction.

b.              If a Single Trigger Change in Control Transaction is consummated during the Employment Period and on or prior to the first anniversary of the date on which the Spin-Off is completed, 37.5% of the Unvested Options (less the amount of any Unvested Options that have previously vested, including in connection with such Single Trigger Change in Control Transaction) will accelerate with the effect that such awards will be fully vested and exercisable immediately prior to the closing of such transaction, even if one of the Award Conditions is met as to the Unvested Options.

13.      Tax Consequences.

a.             Awardee understands that upon either the grant or the exercise of this Option, the Awardee may recognize adverse tax consequences.

b.             Awardee understands that the Company will be required to withhold any tax or social insurance required from any governmental authority. Awardee is encouraged to consult with a tax advisor concerning the tax consequences of exercising this Option.

14.  Entire Agreement. The Plan and this Option Agreement (including the Notice of Option Grant contained herein), constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of CTI and the Company and Awardee with respect to the subject matter hereof, and the Original SAR is hereby replaced in its entirety and is null and void and of no further effect.

AWARDEE ACKNOWLEDGES THAT NEITHER THE PLAN NOR THIS OPTION AGREEMENT CONFERS ANY RIGHT WITH RESPECT TO CONTINUANCE OF EMPLOYMENT WITH OR SERVICE TO THE COMPANY NOR INTERFERES IN ANY WAY WITH ANY RIGHT THE COMPANY WOULD OTHERWISE HAVE TO TERMINATE THE AWARDEE’S SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE.  NO PERSON SHALL, BY REASON OF PARTICIPATION IN THE PLAN, ACQUIRE ANY RIGHT OR TITLE TO ANY ASSETS, FUNDS OR PROPERTY OF THE COMPANY, INCLUDING WITHOUT LIMITATION, ANY SPECIFIC FUNDS, ASSETS OR OTHER PROPERTY WHICH THE COMPANY MAY SET ASIDE IN ANTICIPATION OF ANY LIABILITY UNDER THE PLAN.  A PARTICIPANT SHALL HAVE ONLY A CONTRACTUAL RIGHT TO AN OPTION, IF ANY, PAYABLE UNDER THE PLAN, UNSECURED BY ANY ASSETS OF THE COMPANY, AND NOTHING CONTAINED IN THE PLAN SHALL CONSTITUTE A GUARANTEE THAT THE ASSETS OF THE COMPANY SHALL BE SUFFICIENT TO PAY ANY BENEFITS TO ANY PERSON.

Awardee acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option Agreement subject to all of the terms and provisions of the Plan. Awardee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of independent counsel prior to executing this Option Agreement and fully understands all provisions relating to this Option Agreement. Awardee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Option Agreement; provided that if any such decision or interpretation constitutes a breach by the Company of the Employment Agreement, the Awardee may dispute such decision or interpretation in accordance with the arbitration provisions set forth in the Employment Agreement.

[Remainder of Page Intentionally Left Blank]

COMMERCEHUB, INC.

NOTICE OF OPTION GRANT

[Relating to Conversion of New SARs]

Francis Poore

[Insert Address]

CommerceHub, Inc. (the “Company”) has granted Francis Poore (“Awardee”) an Option covering Common Shares of the Company as follows:

Original Date of Grant:	June 28, 2016
Date of Grant:

Number of Common Shares Covered by this Option:	[•]
Exercise Price:	$
Expiration Date:	June 28, 2026

Vesting: The Option shall be vested and exercisable as to 25% of the Options on the first anniversary of the Original Date of Grant (the “First Vesting Date”) and 1/36 of the Options that remain unvested immediately following the First Vesting Date will vest on each monthly anniversary of the First Vesting Date, provided that the final 1/36th of such remaining Options will vest on the last day of the Employment Period (as specified in more detail on Schedule 1 to this Option Agreement), subject to the Awardee continuing as an employee of the Company or an affiliate or subsidiary of the Company on such dates, and further subject to the accelerated vesting provisions of Section 9 of this Option Agreement.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Legacy Stock Appreciation Rights Plan which is incorporated herein by reference and the Option Agreement herein.

AWARDEE		COMMERCEHUB, INC.

By:

(Print Name):	Frank Poore	(Print Name):

Title:

Date:		Date:

Schedule 1

Vesting Date	Common Shares covered by the Option Vested
June 28, 2017 (First Vesting Date)	[•]
July 28, 2017	[•]
August 28, 2017	[•]
September 28, 2017	[•]
October 28, 2017	[•]
November 28, 2017	[•]
December 28, 2017	[•]
January 28, 2018	[•]
February 28, 2018	[•]
March 28, 2018	[•]
April 28, 2018	[•]
May 28, 2018	[•]
June 28, 2018	[•]
July 28, 2018	[•]
August 28, 2018	[•]
September 28, 2018	[•]
October 28, 2018	[•]
November 28, 2018	[•]
December 28, 2018	[•]
January 28, 2019	[•]
February 28, 2019	[•]
March 28, 2019	[•]
April 28, 2019	[•]
May 28, 2019	[•]
June 28, 2019	[•]
July 28, 2019	[•]
August 28, 2019	[•]
September 28, 2019	[•]
October 28, 2019	[•]
November 28, 2019	[•]
December 28, 2019	[•]
January 28, 2020	[•]
February 28, 2020	[•]
March 28, 2020	[•]
April 28, 2020	[•]
May 28, 2020	[•]
June 27, 2020	[•]